EXHIBIT 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of March 8, 2018, by and among Akamai Technologies, Inc., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (together with Elliott Associates and Elliott International, the “Investors”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 14 below.
RECITALS
WHEREAS, the Company and the Investors have engaged in certain discussions concerning the Company; and
WHEREAS, the Company and the Investors desire to enter into an agreement regarding the appointment and election of certain directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth therein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Director Appointments; Committees; Board Size. (a) Subject to paragraph 1(b), the Company shall, as promptly as practicable following the execution of this Agreement: appoint one person selected by the Investors in their sole discretion and reasonably acceptable to the Board to serve as a Class I member of the Board (such Designee, the “Class I Designee”) and shall have appointed Peter “Tom” Killalea to serve as a Class III member of the Board (such Designee, the “Class III Designee,” and together with the Class I Designee, the “Designees,” and each, a “Designee”) and (ii) if there are insufficient vacant seats on the Board at such time to be filled by the Designees pursuant to clause (i), expand the size of the Board to create a sufficient number of vacant seats to be filled by the Designees pursuant to clause (i).

(b) Prior to the appointment of each Designee pursuant to paragraph 1(a), (i) the Board shall have determined that such Designee qualifies as Independent and otherwise satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines and Annex A of the Nominating and Corporate Governance Committee Charter and (ii) such Designee shall have complied with the conditions set forth in paragraph 5 hereof. If the conditions in the preceding sentence are not satisfied with respect to a Designee, then the procedure in paragraph 5 for specifying a replacement Designee shall apply and the replacement Designee shall be appointed pursuant to paragraph 1(a). If any Investor is or becomes aware that any Designee fails to satisfy any of the conditions set forth in clause (x) of the definition of “Independent,” then such Investor shall promptly notify the Company in writing of the facts underlying this failure.

2.
Designee Agreements, Arrangements and Understandings. Each of the Investors represents, warrants and agrees that neither it nor any of its Affiliates (a) has made or will make any payments to any Designee in connection with such Designee’s (i) agreement to serve that has not been disclosed to the Company prior to the date of this Agreement or proposal of such person by the Investors as a replacement for a Designee or (ii) service on the Board or any committee thereof or (b) has or will have any agreement, arrangement or understanding, written or oral, with any Designee in connection with such Designee’s (i) agreement to serve that has not been disclosed to the Company prior to the date of this Agreement or proposal of such person by the Investors as a replacement for a Designee or (ii) service on the Board or any committee thereof.

3.
2018 Annual Meeting. The Company shall include the Class I Designee (or his or her replacement pursuant to paragraph 4 hereof) on its slate for election as directors of the Company at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and shall use its reasonable best efforts (which shall include the solicitation of proxies) to cause the election of the Class I Designee at the 2018 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to cause the election of any other Class I director nominee nominated by the Company at the 2018 Annual Meeting).

4.
Designee Replacements. If, prior to the Trigger Date, a Designee resigns, refuses or is unable to serve or fulfill his or her duties as a director, or a replacement Designee is required to be specified pursuant to paragraph 1(b) hereof, or a Designee has not satisfied the conditions set forth in paragraph 5 hereof, then the Company and the Investors shall mutually agree on a replacement director whom the Board shall have reasonably determined qualifies as Independent and otherwise satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines and Annex A of the Nominating and Corporate Governance Committee Charter. Subject to paragraph 5 hereof, the Company shall cause such replacement to be appointed to the Board to serve the unexpired term of the departed Designee or pursuant to paragraph 1(a), as the case may be, and such replacement shall be considered a Designee and either a Class I Designee or Class III Designee, as the case may be, for all purposes of this Agreement.

5.
Designee Information. As a condition to, and prior to, each Designee’s appointment to the Board and any subsequent nomination for election as a director at the Company’s Annual Meeting of Stockholders (an “Annual Meeting”), such Designee shall have provided the Company with: (i) a completed D&O questionnaire in the form provided by the Company prior to the execution of this Agreement; (ii) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to outside directors or satisfying compliance and legal obligations; (iii) such written consents requested by the Company as may be necessary for the conduct of the Company’s standard vetting procedures applicable to non-management directors and the execution of any documents reasonably required by the Company of non-management directors to assure compliance with the matters referenced in paragraph 7 hereof; and (iv) such other information reasonably requested by the Company including, without limitation, (x) an acknowledgment from such Designee that he or she intends to serve for the full term for which he or she is appointed or elected (including in the case of the Class I Designee any term to which he would be elected at the 2018 Annual Meeting) and (y) such information as is necessary for the Company or its agents to perform a customary background check on such Designee. As a further condition to the Company’s nomination of a Designee for election as a director at the Annual Meeting, such Designee shall have, reasonably promptly upon the request of the Company, provided the Company with: (i) an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected and (ii) information requested by the Company that is required to be or is customarily disclosed for non-management directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards.

6.
Voting of Investors’ Shares. In connection with any annual or special meeting of the stockholders of the Company (and any adjournments or postponements thereof) held prior to the Expiration Date, the Investors will cause to be present for quorum purposes and vote or cause to be voted all Voting Securities beneficially owned by any of them or their respective Affiliates, and entitled to vote as of the applicable record date by any of them, in favor of, (A) the election of the Class I Designee and any other directors serving on the Board as of the date of this Agreement who are nominated by the Board; and (B) otherwise in accordance with the Board’s recommendation on any proposal not related to (i) an Extraordinary Transaction (as defined herein); (ii) any proposed issuance of shares of common stock, par value $0.01, of the Company (the “Common Stock”) or any securities convertible into, or exercisable or exchangeable for, Common Stock, in each case, that requires a vote of the Company stockholders under Nasdaq Listing Rule 5635(d); (iii) any proposal by the Company to adopt any takeover defense measures or any other proposal by the Company that would diminish or otherwise impair in any material respect the rights of Company stockholders or (iv) the issuance of at least fifteen percent (15%) of the Company’s equity or equity equivalent securities to a Third Party (including in a PIPE, convertible note, convertible preferred security or similar structure); provided that, for the avoidance of doubt, for purposes of this paragraph 6, economic ownership of shares of Common Stock as specified in clauses (i) and (ii) of the definition of “economic ownership” in paragraph 14(e) below that are economically owned by any Investor or any of its Affiliates shall not be deemed to be “beneficially owned” by such Investor or such Affiliate.

7.
Company Policies. The Investors acknowledge that each of the Designees, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other non-management directors (collectively, “Company Policies”) and shall be required to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or committees thereof in accordance with their respective fiduciary duties, applicable law and applicable Company Policies, if any, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees that (i) it will not amend any Company Policies in any manner for the purpose of disqualifying any Designee and (ii) any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated by this Agreement. The Company has made available to the Investors copies of the Company Policies as in effect on the date of this Agreement (including the Company’s Corporate Governance Guidelines and Annex A of the Nominating and Corporate Governance Committee Charter) prior to the date of this Agreement.

8.
Financial Operating Committee. As promptly as practicable following the execution of this Agreement, the Board shall take all action necessary to form a committee of the Board to assist, advise and make recommendations to the Board on issues relating to the Company’s operating plan (the “Financial Operating Committee”). The Board shall cause the Financial Operating Committee to adopt a charter (the “Financial Operating Committee Charter”) as promptly as practicable following its formation that provides, among other things, that the responsibilities of the Financial Operating Committee include: (i) reviewing and evaluating the Company’s operating margins, (ii) assisting and advising on a long-term margin optimization plan, (iii) providing the Board with periodic updates summarizing its progress to date and (iv) from time to time as it determines appropriate, making recommendations to the Board regarding actions to be considered in furtherance of the Financial Operating Committee’s purpose. The Financial Operating Committee will be empowered to hire additional advisors, as necessary, to assist in its operating review. Once the Financial Operating Committee Charter is adopted, the provisions of the Financial Operating Committee Charter described in this paragraph 8 may not be amended prior to the Trigger Date in a manner that would be inconsistent with the terms of this paragraph 8 without the prior written consent of the Investors (acting reasonably). The Company shall cause the Financial Operating Committee to be comprised of not more than five (5) members from its formation until the Trigger Date. The four initial members shall be Dr. Tom Leighton, Frederic V. Salerno, Jonathan F. Miller and Pamela J. Craig. The fifth initial member shall be mutually acceptable to the Company and the Investors. Following the appointment of the Class I Designee to the Board, the Company shall cause the Class I Designee to be appointed to, and remain a member of, the Financial Operating Committee until at least the Trigger Date.

9.
Private Communications; Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, during the Restricted Period (as defined herein), the Investors and their respective Affiliates may initiate and hold private communications regarding the Company and its Affiliates with (a) any Third Party so long as such communications do not violate the terms of this Agreement (including, without limitation, paragraph 11 hereof) and would not reasonably be expected to require any public disclosure thereof by any of the Investors or their respective Affiliates, the Company or any Third Party and (b) the Board as a whole, any individual member of the Board, the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Head of Investor Relations and financial or legal advisors that have been identified by one of the foregoing to the Investors as appropriate contacts and, to the extent the specific meeting or communication is approved in writing in advance and coordinated by the Company’s General Counsel, other personnel of the Company (collectively, the “Contact Personnel”), in each case, only so long as such private communications do not violate the terms of this Agreement (including, without limitation, paragraph 11 hereof) and would not reasonably be expected to require any public disclosure thereof by the Company, any of the Investors or their respective Affiliates. Each of the Investors acknowledges and agrees that the Contact Personnel may engage in discussions with the Investors and their respective Affiliates only subject to, and in accordance with, their respective fiduciary duties and other obligations to the Company and the Company Policies. Nothing in this paragraph 9 constitutes a commitment on the part of the Company or any of its representatives to make any disclosures to any Investor or any Affiliate thereof.

10.
Press Releases; SEC Filings. Promptly following the execution and delivery of this Agreement (but no later than 9:30 a.m. Eastern Time), the Company shall issue a press release in the form attached hereto as Exhibit A (the “Company Press Release”). As soon as practical following the execution and delivery of this Agreement, the Company shall file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Investors. Neither of (i) the Company nor any of its Affiliates or Associates nor (ii) the Investors nor any of their Affiliates or Associates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Company Press Release prior to the issuance thereof. The Investors shall, and shall cause their respective Affiliates and Associates to, cause any public filings or public announcements, which reference the entry into this Agreement or the actions contemplated to be taken in connection with the entry into this Agreement or are otherwise made in connection therewith, to be (x) consistent with the Company Press Release and the terms of this Agreement and (y) reasonably acceptable to the Company prior to the filing or making thereof.

11.
Standstill. From the date of this Agreement until the Expiration Date (such period, the “Restricted Period”), the Investors will not, and will cause their respective Affiliates and Associates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, alone or in concert with others, absent prior express written invitation or authorization on behalf of the Board:

a.
engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies with respect to the election or removal of directors or any other matter or proposal with respect to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign);

b.
knowingly encourage, advise, knowingly influence or instruct any Third Party or knowingly assist any Person in so encouraging, advising, knowingly influencing or instructing any Third Party with respect to the giving or withholding of any proxy or other authority to vote, the voting or disposition of Voting Securities, or in conducting any type of referendum, binding or non-binding, relating to the Company (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter); provided that nothing in this clause (b) shall be deemed to restrict the Investor or any of its Affiliates from acquiring any Voting Securities;

c.
form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates (that are not portfolio companies) of the Investors with respect to Voting Securities now or hereafter owned by them;

d.
acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any securities (or any rights decoupled from the underlying securities) or assets of the Company, or rights or options to acquire any securities (or rights decoupled from the underlying securities) or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities (or rights decoupled from the underlying securities) or assets of the Company, in each case, if such acquisition would result in the Investors having an aggregate beneficial ownership of ten percent (10%) or more of the then-

outstanding Voting Securities; provided that nothing herein will require Common Stock to be sold solely to the extent that the Investors exceed the ownership limit under this clause (d) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

e.
engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of any securities of the Company if such short sale, purchase, sale or grant would result in the Investors no longer having a net long position (as defined in Rule 14e-4 under the Exchange Act) in respect of the Common Stock;

f.
initiate, effect or participate in any way in, or seek to offer or propose to effect, cause or participate in any way in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement, business combination transaction, recapitalization, reorganization, liquidation, dissolution, issuance of at least fifteen percent (15%) of the Company’s equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”); provided, however, that this clause (f) shall not restrict: (i) the tender (or failure to tender) by the Investor or any of its Affiliates of any securities of the Company into any tender or exchange offer, (ii) the vote for or against any transaction by the Investor or any of its Affiliates of any securities of the Company with respect to any Extraordinary Transaction, or (iii) the receipt of any consideration by the Investor or any of its Affiliates on the same basis as other stockholders of the Company in connection with an Extraordinary Transaction;

g.
enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates (that are not portfolio companies) of the Investors, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

h.
(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (except as set forth in paragraphs 1(a) and 4), (ii) request that, or knowingly encourage any Person to request that, the Company call any meeting of the stockholders (iii) seek, or knowingly encourage any Person to seek, the removal of any member of the Board, (iv) conduct, or knowingly encourage any Person to conduct, a referendum of stockholders of the Company; or (v) present any matter at any meeting of stockholders of the Company;

i.
make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act, the Company’s Amended and Restated By-Laws (as may be amended from time to time, the “By-Laws”) or otherwise);

j.
make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

k.
make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

l.
make any public proposal or request with respect to: (i) controlling, changing or influencing the Board or management of the Company, including any plans or proposals relating to any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business, corporate or governance structure, (iv) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) or the By-Laws, or to other actions by the Company that may impede the acquisition of control of the Company by any Person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

m.
institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current, former or future directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 11; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

n.
make any public or private request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case, which would reasonably be expected to require a public announcement of such request or proposal;

o.	publicly disclose any intention, plan or arrangement inconsistent with any provision of this paragraph 11; or

p.
enter into any negotiations, discussions, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, facilitate, knowingly assist, finance, knowingly encourage or seek to persuade any Third Party to take any action that the Investors are prohibited from taking pursuant to this paragraph 11;

provided that (i) the restrictions in this paragraph 11 shall not prevent the Investor or any of its Affiliates from making (a) any factual statement as required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Investors or any of their respective Affiliates); (b) any confidential communication to the Company in accordance with paragraph 9(b), including the requirement therein that the communication not be reasonably expected to require any public disclosure; and (c) any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party (which, in the case of an Extraordinary Transaction publicly announced by a Third Party, is not rejected by the Company within ten (10) business days of such Extraordinary Transaction being publicly announced by such Third Party); and (ii) the restrictions in this paragraph 11 shall terminate automatically upon the earliest of (a) the Expiration Date; (b) upon the announcement by the Company that it has entered into a definitive agreement with respect to any Extraordinary Transaction or other transaction that would, if consummated, result in the acquisition of beneficial ownership by any Person or group of Persons (other than any direct or indirect subsidiaries of the Company) of more than 50% of the Common Stock; (c) the commencement of any tender or exchange offer (by a Person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition of beneficial ownership by any person or group of more than 50% of the Common Stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s shareholders reject such tender or exchange offer; and (d) the adoption by the Board of any amendment to the Certificate of Incorporation or By-Laws that would reasonably be expected to impair the ability of a shareholder to submit nominations for election to the Board or stockholder proposals in connection with any future Annual Meeting of Stockholders of the Company.

12.
Non-Disparagement. The Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors and their related Persons, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current, former or future officers, directors or employees, and (b) in the case of statements or announcements by the Company and its related Persons, the Investors or any of the Investors’ advisors, their respective current, former or future officers, directors, employees, members or general partners. The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought, or (ii) apply to any private communications between the Investors, their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and any Contact Personnel, on the other hand, to the extent that it would not be reasonably expected that such communication would require a public disclosure.

13.
Termination. The obligations of the Company under this Agreement shall terminate on the Trigger Date. The obligations of the Investors under this Agreement shall terminate on the Expiration Date. Termination of obligations shall be without prejudice to any rights or remedies arising from breach of such obligations before such termination.

14.	Defined Terms. As used in this Agreement,

a.
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act);

b.
“Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) and shall include Persons who become Associates of any Person subsequent to the date of this Agreement.

c.	“beneficial owner,” “beneficially own” and “beneficial ownership” shall have the respective meanings set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act;

d.	“business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed;

e.
“economic owner,” “economically own” and “economic ownership” shall have the same meanings as “beneficial owner,” “beneficially own” and “beneficial ownership” except that a Person will also be deemed to “economically own,” to be the “economic owner” and to have “economic ownership” of (i) all shares of Common Stock which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such Person has an economic interest pursuant to a cash settled call option or other derivative security, contract or instrument related to the price of shares of Common Stock (other than a broad-based market basket or index);

f.
“Expiration Date” means the date that is the earlier of (i) the fifth (5th) business day after written notice is delivered by the Investors to the Company of a material breach of this Agreement by the Company if such breach has not been cured within such notice period; provided that no Investor is then in material breach of this Agreement (it being understood that occurrence of the Expiration Date shall be a non-exclusive remedy for such breach); (ii) the thirtieth (30th) day prior to the last day of the time period, established pursuant to the By-Laws, for stockholders to deliver notice to the Company of director nominations to be brought before the Company’s 2019 Annual Meeting of Stockholders; and (iii) March 31, 2019;

g.
“Independent” means that a Person (x) (i) shall not be an employee, director, general partner, manager, advisor, representative, trustee, or other agent or fiduciary of an Investor or of any Affiliate of an Investor, (ii) shall not be a limited partner, member or other investor in any Investor or any Affiliate (that is not a publicly traded portfolio company) of an Investor and (iii) shall not have any agreement, arrangement or understanding, written or oral, with, or received or have any right to receive any payment from, an Investor or any Affiliate thereof in connection with such Designee’s agreement to serve or service on the Board that in the reasonable judgment of the Board would be expected to influence or impair such Person’s impartiality or judgment with respect to the Investors or otherwise be material to such Person, and (y) shall qualify an independent director of the Company under the Company’s independence guidelines applicable to non-management directors (as interpreted and determined by the Board), applicable law and the rules and regulations of the SEC and the Nasdaq Global Select Market;

h.
“Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

i.	“SEC” means the U.S. Securities and Exchange Commission;

j.	“Third Party” means any Person that is not (i) a party to this Agreement or an Affiliate thereof, (ii) a director or officer of the Company or (iii) legal counsel to any party to this Agreement;

k.
“Trigger Date” means the date that is the earliest of (i) the fifth (5th) business day after written notice is delivered by the Company to the Investors of a material breach of this Agreement by the Investors if such breach has not been cured within such notice period; provided that the Company is not then in material breach of this Agreement (it being understood that occurrence of the Trigger Date shall be a non-exclusive remedy for such breach) and (ii) the earlier of the dates specified in clauses (ii) and (iii) of the definition of Expiration Date; and

l.
“Voting Securities” shall mean the shares of Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares, whether or not subject to the passage of time or other contingencies.

15.
Investors’ Representations and Warranties, Covenants. Each of the Investors represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) each Investor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (c) the Investors have, and at all relevant times shall have, the requisite power and authority to cause each of its Affiliates and Associates to comply with the terms hereof applicable to such Affiliates and Associates; (d) the execution and delivery by the Investors of this Agreement and the performance of the Investors’ obligations hereunder does not and will not violate any law, any order of any court or other agency of government, the organizational documents of any Investor, or any provision of any agreement or other instrument to which any Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument; and (e) each of the Investors and their Affiliates, beneficially owns or economically owns, directly or indirectly, such number of shares of Common Stock as indicated on Exhibit B attached hereto (which exhibit includes a complete and accurate specification of which Person is the beneficial owner and the form of ownership (including (i) shares that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, (ii) shares of which such Person has economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument related to the price of shares of Common Stock, (iii) shares over which such Person controls or owns the voting power and (iv) the extent to which such Person has entered into a derivative or other agreement, arrangement or understanding that directly hedges or transfers, in whole or in part any of the economic consequences of ownership of such shares)), and such shares of Common Stock constitute all of the Common Stock beneficially or economically owned by any Investor and Affiliate thereof or in which any Investor or Affiliate thereof has any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.

16.
Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (c) this Agreement does not require the approval of the stockholders of the Company; and (d) the execution and delivery by the Company of this Agreement and the performance of the Company’s obligations hereunder does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation, the By-Laws or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

17.
Specific Performance. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

18.
Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits and schedules) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

19.
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

20.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 22 hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21.
Parties in Interest. This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other Persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party to any party hereto.

22.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:
Akamai Technologies, Inc.
150 Broadway
Cambridge, Massachusetts 02142
Attn: General Counsel
Facsimile: 617-444-3695

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Ethan A. Klingsberg
James E. Langston
Facsimile: 212-225-3999
If to the Investors:
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.
40 West 57th Street
New York, New York 10019
Attn: Jesse A. Cohn
Facsimile: 212-478-2871
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn: Eleazer Klein
Facsimile: 212-593-5955
At any time, any party hereto may, by notice given in accordance with this paragraph 22 to the other party, provide updated information for notices hereunder.

23.	Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

24.
Interpretation. When a reference is made in this Agreement to a paragraph, such reference shall be to a paragraph of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. Notwithstanding anything contained in the definitions of “Affiliate” or “Associates” to the contrary, for purposes of this Agreement (i) the covenants applicable to each Investor as set forth in this Agreement shall only require such Investor to cause its portfolio companies to take or refrain from taking action to the extent such Investor has a contractual, legal or other right or ability to cause such portfolio company to take or refrain from taking such action (provided that it shall also constitute a breach of any such covenant for any Investor to request, instruct or direct any of its portfolio companies to take any action or fail to take any action which action or failure to act would if taken by such Investor constitute a breach of this Agreement) and (ii) the representations and warranties applicable to each Investor as set forth in this Agreement shall only be made to the knowledge of such Investor to the extent such representations and warranties relate to the portfolio companies of such Investor.

25.
Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (which delivery may be physically, by facsimile, e-mail or by other electronic means) to the other parties hereto.

[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

AKAMAI TECHNOLOGIES, INC.
By: /s/ Aaron Ahola Name: Aaron Ahola Title: General Counsel & Corporate Secretary

Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as General Partner By: Braxton Associates, Inc., as General Partner By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc., as Attorney-in-Fact By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.
By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President

EXHIBIT A

Company Press Release
FOR IMMEDIATE RELEASE
Akamai Announces Shareholder Value Initiatives

Two Independent Directors to be Added to the Board

Cambridge, Mass., [March 8, 2018] - Akamai Technologies, Inc. (NASDAQ: AKAM), the world's largest and most trusted cloud delivery platform, today announced value creation initiatives to drive operating improvement, while continuing the Company’s focus on operational excellence and growth. Akamai has worked collaboratively with Elliott Management on these initiatives, which include the addition of two independent directors, Tom Killalea and a second director to be named at a later date, to the Board of Directors.

As part of these initiatives, the Board will be forming a Financial Operating Committee. The Committee will be tasked with reviewing the Company’s operations with the goal of identifying efficiencies to enable Akamai to increase margins while continuing its focus on growth. A nationally-recognized consulting firm is being retained to work with the Committee. The Company said that it had been targeting operating margins* for its existing operations in the high 20s for 2020, and the Committee will work with management and the consultants to identify a path to achieving operating margins of 30% in 2020.

Frederic Salerno, Akamai’s Lead Independent Director, said, “The Akamai Board is excited about today’s announcements. In particular, we are very pleased to welcome Tom Killalea to our Board. He brings valuable security experience, as well as a new perspective, and will complement the diverse skillsets and backgrounds of our current Board members.”

Dr. Tom Leighton, Akamai's Chief Executive Officer, said, “We are pleased to announce these initiatives and are committed to continuing our focus on innovation, efficiency of operations, and investing for growth. With our leadership in online delivery, performance and security, we believe Akamai is well positioned to build on our strong momentum in security and capitalize on the significant market opportunities we see ahead.”

Jim Benson, Akamai’s Chief Financial Officer, added, “We look forward to working with the Financial Operating Committee and outside consulting firm to continue to improve efficiency. Through this exercise, we are confident that we will maintain our commitment to investing for revenue growth by focusing on our highest-potential opportunities.”

The Company also announced that its Board has increased its share repurchase authorization by approximately $417 million, raising the amount that is authorized and available to $750 million, which the Company plans to fully utilize by the end of this year. The Company also intends to continue to return to shareholders a substantial percentage of free cash flow in future years.

Jesse Cohn, Partner at Elliott Management, said, “Akamai is an outstanding company with significant potential for future growth, and we are pleased to have worked together with the Board and management team on today’s announcements. Tom, Jim and the rest of the Akamai team are committed to these initiatives and we are confident that the Board, including the addition of two new independent directors, will oversee their successful execution. We look forward to continuing to work closely with the Board and management team to create further value for all Akamai shareholders.”

The Company plans to hold its Investor Summit around mid-year and expects to provide an update on progress on its operating initiatives at that time.

Pursuant to the cooperation agreement with Elliott, Elliott has agreed to certain customary standstill provisions, including voting in favor of the Company’s proposed slate of directors at Akamai’s 2018 Annual Meeting this Spring. The full cooperation agreement with Elliott will be filed by Akamai on a Current Report on Form 8-K with the Securities and Exchange Commission.

About Tom Killalea
Tom Killalea is a seasoned technology executive who brings deep expertise with a proven focus on security, digital innovation, and customer experience. He previously served as Amazon’s first Chief Information Security Officer, and in his 16 years there held various leadership roles including Vice President of Technology for the Kindle Content Ecosystem, and leading the company's Infrastructure and Distributed Systems team, that worked on what later became a key part of the AWS platform. Tom also brings extensive corporate governance experience serving on several public company boards, including Capital One, and MongoDB, a public database software company.

About Akamai

As the world's largest and most trusted cloud delivery platform, Akamai makes it easier for its customers to provide the best and most secure digital experiences on any device, anytime, anywhere. Akamai's massively distributed platform is unparalleled in scale with over 200,000 servers across 130 countries, giving customers superior performance and threat protection. Akamai's portfolio of web and mobile performance, cloud security, enterprise access, and video delivery solutions are supported by exceptional customer service and 24/7 monitoring. To learn why the top financial institutions, e-commerce leaders, media & entertainment providers, and government organizations trust Akamai please visit http://www.akamai.com, http://blogs.akamai.com, or @Akamai on Twitter.

Contacts:

Jeff Young
Media Relations
617-444-3913
jyoung@akamai.com

or

Tom Barth
Investor Relations
617-274-7130
tbarth@akamai.com

*Operating Margin, as used in this release, is a forward-looking financial measure not prepared in accordance with generally accepted accounting principles in the U.S (“GAAP”). Non-GAAP operating margin is defined as GAAP income from operations adjusted for the following items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; amortization of capitalized interest expense; acquisition-related costs; restructuring charges; gains and other activity related to divestiture of a business; gains and losses on legal settlements; costs incurred with respect to Akamai's internal FCPA investigation; and other non-recurring or unusual items that may arise from time to time, stated as a percentage of revenue.

This forward-looking measure cannot be reconciled to the closest GAAP measure without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude therefrom. For example, stock-based compensation is unpredictable for Akamai’s performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets, acquisition-related costs and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, Akamai excludes certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results.

Akamai Statement Under the Private Securities Litigation Reform Act
This press release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements about planned expenditures and expected margin improvement. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, inability to generate expected cash flow; failure of our investments in innovation to generate solutions that are accepted in the market; inability to increase our revenue and manage our expenses as planned; delay in developing or failure to develop new service offerings or functionalities, and if developed, lack of market acceptance of such service offerings and functionalities or failure of such solutions to operate as expected, acquisitions or strategic transactions and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the U.S. Securities and Exchange Commission.

EXHIBIT B
Details of Beneficial and Economic Ownership by the Investors and their Affiliates

•
Elliott Associates beneficially owned 1,837,273 shares of Common Stock, including 1,197,273 shares of Common Stock underlying notational principal amount derivative agreements in the form of physically settled swaps ("Physical Derivative Agreements") that Elliott may be deemed to beneficially own upon satisfaction of certain conditions. The counterparties to the Physical Derivative Agreements are unaffiliated third party financial institutions.

•
Elliott International beneficially owned 3,904,204 shares of Common Stock, including 2,544,204 shares of Common Stock underlying Physical Derivative Agreements that Elliott International may be deemed to beneficially own upon satisfaction of certain conditions.

•
Elliot International Capital Advisors Inc., as the investment manager of Elliott International may be deemed to beneficially own the 3,904,204 shares of Common Stock beneficially owned by Elliott International.

•
Elliott Associates, through The Liverpool Limited Partnership, a Bermuda limited partnership and a wholly-owned subsidiary of Elliott, and Elliott International have entered into notional principal amount derivative agreements in the form of cash settled swaps (the “Cash Derivative Agreements”) with respect to 888,228 and 1,887,485 shares of Common Stock of the Company. The Cash Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Cash Derivative Agreements (such shares, the “Subject Shares”). The Investors disclaim beneficial ownership in the Subject Shares. The counterparties to the Cash Derivative Agreements are unaffiliated third party financial institutions.

•
Elliott Associates and Elliott International have entered into 4,800 and 10,200 option contracts, respectively, with unaffiliated third party financial institutions which may be exercisable by Elliott Associates and Elliott International into Cash Derivative Agreements.